Exhibit 10.5

BUSINESS OPPORTUNITY AGREEMENT

BETWEEN

MYNARIC AG

AND

EMIN BULENT ALTAN

AND

ALPINE SPACE VENTURES MANAGEMENT GMBH

DATED OCTOBER 21, 2021

BUSINESS OPPORTUNITY AGREEMENT

(the “Agreement”)

between

1.

Mynaric AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of the Federal Republic of Germany (“Germany”), having its registered office at Dornierstraße 19, 82205 Gilching, Germany, and registered with the commercial register of the local court of Munich under docket number HRB 232763 (the “Company”);

2.	Mr. Emin Bulent Altan, born [###], with address at [###] (“Mr. Altan”);

3.

Alpine Space Ventures Management GmbH, a limited liability company incorporated under German law, having its registered office at Katharina-von-Bora-Straße 1, 80333 Munich, Germany, and registered with the commercial register of the local court of Munich under docket number HRB 259649 (the “ASV Manager”) acting as the alternative investment fund manager of Alpine Space Ventures Fund I GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft), having its registered office at Katharina-von-Bora-Straße 1, 80333 Munich, Germany, and registered with the commercial register of the local court of Munich under docket number HRA 113881 (the “ASV Fund”).

– hereinafter collectively referred to as the “Parties” and each as a “Party” –

1.	STATUS AND INTENTIONS OF THE PARTIES

1.1

The Company is the holding company of the Mynaric group (“Mynaric”), a leading developer and manufacturer of laser communication technology for aerospace communications networks in government and commercial markets. Mynaric’s core business comprises the development and manufacturing of laser communication technology and products (the “Laser Communication Technology and Products”) as well as the development and implementation of quantum communication technology (“Quantum Communication”) for long distance data transmission between moving objects for terrestrial, airborne and space applications (the “Core Business”).

1.2	The Company contemplates an initial public offering of American depositary shares (“ADS”) of the Company and a listing of such ADSs on a U.S. Stock Exchange.

1.3

The ASV Fund seeks long-term capital appreciation from venture capital and growth stage investments primarily structured as equity and equity-related investments in companies in the space and space-adjacent sectors. The ASV Fund will make seed and early stage investments in private companies and also make growth capital investments in more developed companies.

1.4

The ASV Manager will be registered as EUVECA manager with the Bundesanstalt für Finanzdienstleistungsaufsicht (“BaFin”) and will provide portfolio management and risk management and administrative services to the ASV Fund, including investigating, analyzing, structuring and negotiating potential investments and dispositions and monitoring the performance of ASV Fund’s portfolio companies.

1.5

As of the date hereof, Mr. Altan serves as the chief executive officer (“CEO”) of the Company. At the same time, Mr. Altan and will serve as one out of four members of the recommendations committee established for the purpose of giving investments recommendations to the ASV Manager.

1.6

The investment strategy of the ASV Fund also permits certain investments which may compete with the Core Business of the Company. Accordingly, the Company, Mr. Altan and the ASV Manager wish to identify the circumstances under which, and the procedures pursuant to which, Business Opportunities (as defined below) of which the ASV Manager becomes aware are to be communicated to the Company and related protocols for pursuit of those Business Opportunities by the ASV Manager on the one hand and the Company on the other hand.

NOW, THEREFORE, the Parties agree as follows:

2.	BUSINESS OPPORTUNITY COVENANT

2.1

For purposes of this Agreement, “Business Opportunity” shall mean the investment in, whether alone or jointly with another fund or entity and whether directly or indirectly, through an entity contracted by ASV Fund or the ASV Manager, any entity or business which develops or manufactures Laser Communication Technology and Products or which develops and implements Quantum Communication or otherwise engages in the Core Business.

2.2

If, following the date hereof, the ASV Manager becomes aware of a Business Opportunity, then the ASV Manager shall inform the Company of such Business Opportunity by way of written notice, such written notice to include at least the following information relating to such Business Opportunity: (i) the name of the relevant target entity, business or product, (ii) a description of such Business Opportunity and (iii) contact details for the relevant individual. If the ASV Manager is unable to provide any of the information referred to (i) to (iii) in this Section 2.2 due to contractual or other confidentiality restrictions relating to the Business Opportunity or for any other reason, the ASV Manager shall use best efforts to obtain the necessary waivers, carve-outs or similar from such restrictions to the benefit of the Company.

2.3

The ASV Manager shall refrain, and shall cause all of its respective Affiliates to refrain, from pursuing, acquiring, or otherwise utilizing such Business Opportunity from the date the ASV Manager or any of its Affiliates becomes aware of such Business Opportunity until the Company has been notified of the Business Opportunity pursuant to Section 2.2 above and the earlier of (i) the two (2)-week notice period under Section 2.4 has lapsed without the Company informing the ASV Manager that it elects to pursue, acquire, or otherwise utilize the applicable Business Opportunity and (ii) the time the Company informs the ASV Manager that it does not intend to pursue, acquire, or otherwise utilize such Business Opportunity in accordance with Section 2.4.

2.4

After being informed of the Business Opportunity, the Company shall inform the ASV Manager in writing within two (2) weeks of its election to (i) pursue, acquire, or otherwise utilize such Business Opportunity or (ii) refrain from doing the foregoing. For the avoidance of doubt, if the Company does not inform the ASV Manager about its election in writing pursuant to this Section 2.4, the Company shall be deemed to have elected to refrain from pursuing, acquiring, or otherwise utilizing such Business Opportunity.

2.5

If the Company elects to pursue acquire, or otherwise utilize such Business Opportunity in accordance with Section 2.4 above, the Company shall reimburse the ASV Manager and the Fund for any reasonable and properly documented costs and expenses incurred by the ASV Manager or the Fund (as applicable) and/or any of their Affiliates in connection with having sourced such Business Opportunity.

2.6

If the Company, pursuant to Section 2.4 above, elects to pursue, acquire, or otherwise utilize such Business Opportunity, then the ASV Manager shall, and shall cause its respective Affiliates to refrain from pursuing, acquiring, or otherwise utilizing such Business Opportunity until the time the Company informs the ASV Manager in writing that it has abandoned its pursuit of such Business Opportunity (e.g., because the Company could not agree with the other counterparty on the terms of the transaction relating to the Business Opportunity).

2.7

If the Company does not elect, pursuant to Section 2.4, to pursue, acquire, or otherwise utilize such Business Opportunity or abandons its pursuit of such Business Opportunity pursuant to Section 2.6, then the ASV Manager may cause the ASV Fund to pursue, acquire, or otherwise utilize such Business Opportunity and the Company shall have no rights whatsoever with respect to the pursuit of the Business Opportunity including, for the avoidance of doubt, in respect of any follow-on investments in relation thereto.

2.8	When making determinations with respect to a potential Business Opportunity, the ASV Manager may rely on information provided by the respective portfolio company.

2.9

For the avoidance of doubt, and except as specifically set forth otherwise in this agreement, the Company shall not have any other right to participate in, or to be informed about, any opportunities sourced by the ASV Manager.

3.	RIGHT OF FIRST OFFER

3.1

If the ASV Fund intends to Transfer (as defined below) with or without consideration any of its investments in any entity or business active in the Core Business (the “Core Venture Interests”), the ASV Manager shall cause the ASV Fund to provide written notice of such intention to the Company, including the total number of Core Venture Interests held by the ASV Fund to be offered to the Company and all other information necessary to assess such Core Venture Interests and relevant for the exercise of the Right of First Offer (as defined below) (the “Offer Notice”). “Transfer” means to, directly or indirectly, sell, assign, transfer, donate, offer, grant a participation in, place in trust, enter into any voting agreement in respect of, otherwise dispose of or enter into any transaction which results in a full or partial transfer to any individual, entity or other person.

3.2

For a period of two (2) weeks after receipt of the Offer Notice, the Company shall have the right, but not the obligation, to make a purchase offer as to the Core Venture Interests by giving a written notice (the “Purchase Notice”) to the ASV Fund (“Right of First Offer”). The Purchase Notice shall set forth (i) the price per Core Venture Interest at which such purchase is proposed to be made (the “Offered Price”), and (ii) all other material terms and conditions of the purchase offer (the “Purchase Offer”). Failure of the Company to deliver the Purchase Notice for the Core Venture Interests before expiration of the two (2)-week period shall be deemed a rejection of the offer to purchase any Core Venture Interests.

3.3

For a period of two (2) weeks after receipt of the Purchase Notice, the ASV Fund shall have the right, but not the obligation, to accept the Purchase Offer as to the Core Venture Interests by giving a written notice of acceptance (which shall be deemed irrevocable) (the “Acceptance Notice”) to the Company. Failure to deliver the Acceptance Notice before the expiration of the two (2) weeks period shall be deemed a rejection of the Purchase Offer. If the Purchase Offer is accepted as to all of the offered Core Venture Interests within such two (2) weeks period, the Company shall purchase the Core Venture Interests and pay the Offered Price in cash for such Core Venture Interests within four (4) weeks after the Acceptance Notice has been delivered.

3.4

If the purchase and sale of such Core Venture Interests is subject to any prior regulatory approval and the Company acts in a commercially reasonable manner to obtain such regulatory approval (any such regulatory approval to be obtained at the sole cost and expense of the Company), the time period during which such purchase and sale may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals shall have been received, and provided further, that such time period shall not exceed six (6) months from the acceptance of the Purchase Offer without the consent of the ASV Fund, unless the delay results in whole or in part from the failure of the ASV Fund to cooperate in a commercially reasonable manner in obtaining such regulatory approvals.

3.5

If (i) the ASV Fund has not properly received the Purchase Offer for all offered Core Venture Interests or (ii) the Company fails to submit a Purchase Notice in a timely manner, in each case in accordance with Section 3.2, the ASV Fund shall have the right to sell the Core Venture Interests to one or more third parties on any terms and conditions it chooses in accordance with this Agreement. If, however, the ASV Fund (i) does not accept the Purchase Offer or (ii) fails to deliver the Acceptance Notice before the expiration of the two (2) weeks period, in each case in accordance with Section 3.3, the ASV Fund shall have the right to sell the Core Venture Interests to one or more third parties provided that the ASV Fund may not sell the Core Venture Interests on terms and conditions less favorable than those proposed in the Purchase Notice.

3.6

The Parties shall take any actions and make and receive any declarations which are required under applicable law (including notarization (Beurkundung) of any definitive sale and purchase agreements) or, in the reasonable view of a prudent business person, are appropriate and customarily made or are received in comparable transactions, in connection with the purchase and sale of the Core Venture Interests to the Company as provided for in the definitive sale and purchase agreements, and shall provide reasonable cooperation and assistance in effecting such purchase and sale, including (but not limited to) in respect of any regulatory filings that may be required in connection therewith.

4.	MISCELLANEOUS

4.1	Term and Termination:

(a)

This Agreement shall become effective on the first day of trading of the Company’s ADSs on a U.S. stock exchange (“Effective Date”). This Agreement is concluded for a term of five (5) years beginning on the Effective Date.

(b)	Each Party may terminate this Agreement for cause (Kündigung aus wichtigem Grund) by serving notice to the other Party. Cause for termination by either Party shall include the following:

(i)	application for the opening of insolvency proceedings with respect to the other Party, as well as the refusal to open insolvency proceedings for lack of assets, or any similar proceeding;

(ii)	the termination of Mr. Altan’s engagement as the CEO of the Company; and

(iii)	the termination of Mr. Altan’s permanent involvement in the affairs of the ASV Fund.

(c)	Claims and obligations of the Parties which have already come into existence under this Agreement will not be affected by any termination pursuant to this Section 4.1.

4.2

Definition of Business Day: “Business Day” shall mean any day on which the commercial banks in Frankfurt am Main, Germany, and in New York City, New York, United States, are open for regular business transactions.

4.3

Definition of Affiliates: “Affiliate” means, with respect to any person, any other person whose securities or other ownership interests having more than 50% of the voting rights are at the time directly or indirectly owned by such person and/or one or more of its Affiliates.

4.4

Entire Agreement: This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes and replaces all oral and written declarations of intention made by the Parties in connection with the contractual negotiations.

4.5	Amendments: Any provision of this Agreement (including this Section 4.5) may be amended or waived only if such amendment or waiver is by written instrument executed by all Parties.

4.6

Notices: All notices, requests and other communications hereunder shall be made in writing (unless a more stringent form is required by applicable mandatory law) in the English language and delivered by hand, by courier or in electronic form (Section 127(2) of the German Civil Code (Bürgerliches Gesetzbuch)), but only to the extent agreed between the Parties in writing with respect to a certain matter, to the person at the address set forth below, or such other address as may be designated by the respective Party to the other Party/Parties in the same manner:

(a)	If to the Company:

Dornierstraße 19

82205 Gilching

Germany

Email: [###]

Attention: To the Supervisory Board

(b)	If to Mr. Altan

[###]

[###]

[###]

[###]

(c)	If to the ASV Manager:

[###]

[###]

[###]

[###]

4.7

Governing Law; Jurisdiction: This Agreement shall be governed by, and construed in accordance with, the laws of Germany (excluding conflict of laws rules). All disputes arising out of or in connection with this Agreement or its validity shall be finally settled in accordance with the Arbitration Rules of the German Arbitration Institute (DIS) without recourse to the ordinary courts of law. The arbitral tribunal shall be comprised of three members. The seat of the arbitration is Munich, Germany. The language of the arbitration shall be English.

4.8

Severability: Should any individual provision of this Agreement be or become wholly or partially invalid, or should there prove to be an omission herein, the validity of the remaining provisions shall not be affected. In the place of the invalid or impracticable provision or in order to fill a gap herein, the Parties to this Agreement undertake to agree on an appropriate provision that, to the extent legally permissible, comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement had they considered the matter at the outset. This shall also apply if the invalidity of a provision results from a measure of performance or time set as a standard in this Agreement. In such cases, a legally valid measure of performance or time which comes as close as possible to that originally agreed shall be deemed to be agreed upon instead. For the avoidance of doubt, the Parties agree that Section 139 of the German Civil Code (Bürgerliches Gesetzbuch) shall not be applicable.

(Signature page to follow)

Mynaric AG

Name: Dr. Manfred Krischke Position: Chairman of the Supervisory Board

Emin Bulent Altan

Name: Emin Bulent Altan

Alpine Space Ventures Management GmbH

Name: [###] Position: Managing Director (Geschäftsführer)

Signature Page to Business Opportunity Agreement